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Exhibit 10.39(a)

FIRST AMENDMENT TO
BUSINESS DEVELOPMENT AGREEMENT

        This First Amendment to Business Development Agreement is made and entered into on this    day of September, 2003, by and between LECG, LLC, a California limited liability company with a business address of 2000 Powell Street, Suite 600, Emeryville, California 94608 ("LECG") and Enterprise Research, Inc., a California corporation with a business address of 2000 Powell Street, Suite 510, Emeryville, California 94608 ("ERI").

RECITALS

        A.    LECG and ERI are parties to that certain Business Development Agreement dated as of December 10, 2000 (the "Original Agreement").

        B.    LECG has recently updated its project origination fee policy as referenced in the Original Agreement and LECG and ERI wish to amend the Original Agreement to reflect such modifications.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.    Amendment of Original Agreement.    Section 3 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

          3.    Project Origination Fee.    In consideration of the referral by ERI of the Sourced Engagements, LECG agrees to pay ERI project origination earnings consisting of the following:

          (a)   Fourteen percent (14%) of the total collected professional LECG staff billings on any engagements ERI originates, net of (i) all expenses, (ii) the professional fees (if any) of David J. Teece, and (iii) the fees of Directors, Principals and Affiliates of LECG working on the engagement. For example, on an engagement originated by ERI in which $100,000 is collected by LECG and which includes (i) $10,000 in travel, telephone, copying and other expenses, (ii) $25,000 of Dr. Teece's personal professional fees, and (iii) $15,000 of professional fees from other LECG experts, ERI would generate Project Origination Earnings of $7,000 ($50,000 × .14).

          (b)   Notwithstanding section (a) above, for engagements in which ERI is the finder of the engagement and a LECG principal other than Dr. Teece acts in any capacity other than the Primary Expert, finder or co-finder in connection with the engagement, 14% of that LECG principal's total billings for the engagement which are collected by LECG. For example, on an engagement originated by ERI in which a principal serves as a senior economist and receives 30% of his or her total billings of $10,000 (i.e., the principal receives $3,000), the Executive would generate $1,400 as Project Origination Earnings ($10,000 × .14).

          (c)   For engagements in which ERI is the finder or co-finder of the engagement but another LECG director or affiliate other than Dr. Teece acts in any capacity in connection with the engagement and receives less than his or her highest fee pass through rate, up to a maximum of 10% of that LECG director's or affiliate's total billings for the engagement which are collected by LECG. For example, on an engagement ERI originates in which an LECG Director other than Dr. Teece serves as the Primary Expert who reduces his or her fee pass through rate from 80% to 70% of his or her total billings of $100,000 (i.e., the Director receives $70,000), ERI would generate $10,000 as Project Origination Earnings ($100,000 × .10).

          (d)   For engagements originated by ERI in combination with other LECG experts or affiliates or LECG as a firm, the origination fee percentage used to calculate each originating parties' Project Origination Fees will be divided appropriately among ERI and the individuals involved. ERI is encouraged to reach its own agreement with LECG Directors regarding the apportioning of origination credit with other, LECG professional staff involved in originating an engagement. The

  President of the Company will resolve any disputes concerning the apportioning of origination credit. Project Origination Earnings will not accrue on the billings of any co-finder for another co-finder.

          (e)   The Project Origination Earnings of ERI will be paid in accordance with the following schedule:

            (1)   For receipts in January, February and March, on April 15th;

            (2)   For receipts in April and May, on June 15th;

            (3)   For receipts in June, July and August, on September 15th; and

            (4)   For receipts in September, October, November and December, on January 15th.

        2.    No Further Amendments.    Except as set forth in this Agreement, the Original Agreement has not been modified and remains in full force and effect as of the date hereof.

        IN WITNESS WHEREOF, LECG and ERI have executed this First Amendment to Business Development Agreement effective on the date first written above.

LECG, LLC, a California limited liability company
By:	David Kaplan President
Enterprise Research, Inc., a California corporation
By:	Leigh Teece President

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  Exhibit 10.39(a)
FIRST AMENDMENT TO BUSINESS DEVELOPMENT AGREEMENT